Exhibit 3.1

BVI COMPANY NUMBER: 1714571

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

THIRD AMENDED AND RESTATED MEMORANDUM

AND

FIRST AMENDED AND RESTATED ARTICLES

OF ASSOCIATION

OF

HEBRON TECHNOLOGY CO., LTD.

A COMPANY LIMITED BY SHARES

Incorporated on the 29th day of May, 2012

INCORPORATED IN THE BRITISH VIRGIN ISLANDS

(As adopted by Sole Director’s resolution dated 6 April, 2015 and filed on 6 April, 2015 and as amended on April 27, 2016 and March 7, 2018)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

HEBRON TECHNOLOGY CO., LTD.

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Memorandum of Association and the Articles of Association of the Company, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the Articles of Association of the Company;

“Chairman of the Board” has the meaning specified in Regulation 12;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Memorandum” means this Memorandum of Association of the Company;

“Person” includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing or by telex, telegram, cable or other written electronic communication by a majority of the directors of the Company. A written resolution consented to in such manner may consist of several documents including written electronic communication, in like form each signed or assented to by one or more directors.

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of 50 percent of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of 50 percent of the votes of Shares entitled to vote thereon;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means a Person whose name is entered in the register of members as the holder of one or more Shares or fractional Shares;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“Written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2.	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act, any re-enactment thereof and any subsidiary legislation made thereunder; and

(e)	the singular includes the plural and vice versa.

1.3.	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4.	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2.	NAME

The name of the Company is HEBRON TECHNOLOGY CO., LTD.

3.	STATUS

The Company is a company limited by Shares.

4.	REGISTERED OFFICE AND REGISTERED AGENT

4.1.	The first registered office of the Company is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

4.2.	The first registered agent of the Company is Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

4.3.	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4.	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5.	CAPACITY AND POWERS

5.1.	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2.	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6.	NUMBER AND CLASSES OF SHARES

6.1.	Shares in the company shall be issued in the currency of the United States of America.

6.2.	The Company is authorized to issue a maximum of 50,000,000 common shares divided into (i) 40,000,000 Class A Common Shares of a nominal or par value of US$0.001 each and (ii) 10,000,000 Class B Common Shares of a nominal or par value of US$0.001 each.

6.3.	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6.4.	Shares may be issued in one or more series of Shares as the directors may by Resolution of Directors determine from time to time.

6.5.	The Company has the power to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the BVI Business Companies Act, 2004, as amended, and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.	RIGHTS OF SHARES

7.1.	Each Class A Common Share and Class B Common Share confers on its holder:

(a)	the right to vote as provided in Section 7.2 hereof;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(c)	the right to an equal share in the distribution of the surplus of the Company.

7.2.	Differences between Class A and Class B Common Shares:

(a)	Holders of Class A Common Shares and Class B Common Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Common Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Common Share shall be entitled to five (5) votes on all matters subject to vote at general meetings of the Company.

(b)	Each Class B Common Share is convertible into one (1) Class A Common Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Common Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Common Shares into Class A Common Shares.

(c)	The number of Class B Common Shares held by a holder thereof will be automatically and immediately converted into an equal and corresponding number of Class A Common Shares upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Common Shares by the holder thereof or an Affiliate or such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Common Shares through voting proxy or otherwise to any person or entity that is not an Affiliate of such holder. For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Common Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Common Shares, in which case all the related Class B Common Shares shall be automatically converted into the same number of Class A Common Shares.

(d)	Any conversion of Class B Common Shares into Class A Common Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Common Share as a Class A Common Share.

(e)	All Class B Common shares will be automatically converted into the same number of Class A Common Shares as soon as the Class B Shareholder beneficially owns less than 388,920 Class B Common Shares.

(f)	Class A Common Shares are not convertible into Class B Common Shares under any circumstances.

(g)	Save and except for voting rights and conversion rights as set out in Sections (a) to (f) (inclusive), the Class A Common Shares and the Class B Common Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

8.	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50 percent of the issued Shares in that class.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.	REGISTERED SHARES

10.1.	The Company shall issue Registered Shares only.

10.2.	The Company is not authorised to issue Bearer Shares, convert Registered Shares to Bearer Shares or exchange Registered Shares for Bearer Shares.

11.	TRANSFER OF SHARES

11.1.	The Company shall, on receipt of an instrument of transfer complying with Sub-Regulation 6.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

11.2.	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

12.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1.	Subject to Clause 8, the Company may amend the Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles;

(c)	in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to Clauses 7, 8, 9 or this Clause 12.

12.2.	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

We, OFFSHORE INCORPORATIONS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 29th day of May, 2012.

Incorporator

s/ Rexella D. Hodge

(Sd.) Rexella D. Hodge

Authorised Signatory

OFFSHORE INCORPORATIONS LIMITED